DELPHAX TECHNOLOGIES INC. REPORTS RESULTS FOR 3rd QUARTER
Company Achieves 9 Percent Sales Growth and Improved Operating Income in Depressed Market

MINNEAPOLIS, August 12, 2003 — Delphax Technologies Inc. (Nasdaq: DLPX) today reported sales of $14.8 million for its third fiscal quarter ended June 30, 2003, a 9 percent increase from $13.5 million for the same period a year ago. Due primarily to the growth in revenues, the company reported third quarter operating income of $201,000 compared with $44,000 in the third quarter of last year, a substantial improvement despite the adverse impact of higher international costs due to the weakened U.S. dollar. A net foreign exchange loss of $160,000 contributed to a net loss for the third fiscal quarter of $105,000, or $0.02 per share, compared with a net loss of $10,000 or $0.00 per share for the same period last year.

“We are pleased with the continued progress we are making to improve our underlying business model despite the lack of any real recovery in the worldwide printing equipment market,” said Jay Herman, chairman and chief executive officer. “In this difficult economy, we have grown our revenues, optimized our operating structure, and continued to execute our technology plan. Although we are disappointed in our industry’s inability to break out of this downturn, we are on target in our transformation program given that we have just begun our second year as essentially a ‘new’ company since redefining our strategy and potential with a dramatic expansion of our product line and our marketplace.

“It is unfortunate that foreign exchange losses and higher international costs associated with the weakened U.S. dollar have offset some of our base business improvements, and masked some of the real progress we have made in the expansion of our product offerings and our markets,” Herman said.

“We are convinced that our patented electron-beam imaging (EBI) digital print technology will become the printing technology of the future, and are seeing the evidence of this now. Digital roll-fed and cut-sheet printing technology is emerging as a preferred solution for short and medium run length printing opportunities at a time of transition for the traditional offset printing market. Our strategy is to concentrate on markets where the speed, quality, flexibility and efficiency advantages of EBI technology can be leveraged to create superior competitive differentiation for our products, customers and partners.”

Third quarter sales of printing equipment were $2.6 million, an improvement of 9 percent from the $2.3 million for the same period a year ago. Revenues from maintenance, spares and supplies also increased 9 percent to $12.2 million from $11.2 million in the third quarter a year ago, due to increased usage of the Imaggia® installed base, and the on-going revenue generated by the company’s new CR Series high-speed digital presses.

For the nine months ended June 30, 2003, sales increased 16 percent to $44.5 million from $38.4 million last year. The company reported a net loss of $1.3 million, or $0.20 per share, for the nine months, compared with net income of $50,000, or $0.01 per share, for the same period last year. Results for the first nine months of the current fiscal year include a $1.2 million restructuring charge in the first fiscal quarter related to the consolidation of the company’s North American manufacturing and engineering operations in Mississauga, Ontario. The restructuring charge reduced current year earnings by approximately $0.19 per share.

The company said the North American restructuring program is on track and still expected to be completed by the end of calendar 2003. The consolidation is expected to eliminate annual operating expenses of more than $1.6 million, and contributed to a portion of the reduction in operating expenses for this year’s third quarter compared to last year.

The company said that following the end of the quarter it completed an amendment to its credit facility with Harris Trust and Savings Bank. The amendment increases the company’s revolving credit facility from $10.5 million to $12.0 million, relaxes certain financial covenants and waives covenant defaults that would have existed prior to the amendment. The amendment did not change the maturity date, interest rates or principal payments schedule for the loans under the credit agreement.

Delphax Technologies Inc. will discuss its third quarter results in a conference call for investors and analysts on August 12, 2003, at 10 a.m. central time. To participate in the conference call, please call 1-800-218-0530 shortly before 10 a.m. central time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 547317#. The replay will be available beginning at noon on August 12, 2003 until noon on August 26, 2003.

About Delphax Technologies Inc.
 Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile, providing unparalleled capabilities in handling a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

INVESTOR CONTACTS:
Rob Barniskis	Karen Snedeker or Tom Langenfeld
Chief Financial Officer	BlueFire Partners, Inc.
Delphax Technologies Inc.	(for Delphax Technologies Inc.)
(952) 939-9000	(612) 344-1000
investor@delphax.com	langenfeld@bluefirepartners.com

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sales:
Maintenance, spares and supplies	$12,244	$11,186	$36,637	$26,340
Printing equipment	2,561	2,345	7,873	12,036

NET SALES	14,805	13,531	44,510	38,376
Cost of sales	7,106	5,946	21,247	18,381

GROSS MARGIN	7,698	7,585	23,263	19,995
Operating expenses:
Selling, general and administrative	6,073	5,833	18,290	15,392
Research and development	1,425	1,708	4,087	4,195
Restructuring costs	—	—	1,185	—

Total operating expenses	7,497	7,541	23,562	19,587

OPERATING INCOME (LOSS)	201	44	(300)	408
Net interest expense	145	241	581	533
Foreign currency exchange loss (gain)	160	(70)	371	(90)

(LOSS) BEFORE INCOME TAXES	(105)	(127)	(1,251)	(34)
Income tax benefit	—	(117)	—	(85)

NET (LOSS) INCOME	$(105)	$(10)	$(1,251)	$50

Basic and diluted (loss) earnings per common share	$(0.02)	$(0.00)	$(0.20)	$0.01
Weighted average common shares outstanding:
Basic	6,191	6,171	6,181	6,164
Diluted	6,191	6,171	6,181	6,350

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	June 30,	September 30,
	2003	2002

ASSETS
Cash, cash equivalents and short-term investments	$1,282	$1,796
Accounts receivable — net	12,633	10,713
Inventories	18,326	20,873
Other current assets	1,785	1,526

Total current assets	34,026	34,908
Long-term assets	614	0
Fixed assets — net	3,863	4,759

Total Assets	$38,503	$39,667

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$9,365	$8,560
Bank credit facility	13,150	2,300

Total current liabilities	22,515	10,860
Long-term debt	0	12,980
Other long-term liabilities	614	28

Total liabilities	23,130	23,868
Shareholders’ equity	15,374	15,800

Total Liabilities and Shareholders’ Equity	$38,503	$39,667

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended

	June 30,	June 30,
	2003	2002

OPERATING ACTIVITIES
Net (loss) income	$(1,251)	$50
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,376	1,961
Gain on disposal of equipment and fixtures	0	(12)
Other	74	(6)
Changes in operating items:
Accounts receivable — net	(1,567)	3,673
Inventory	2,883	(2,277)
Other assets-net	(809)	(1,108)
Accounts payable and accrued expenses	648	482
Deferred revenue	563	(718)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,917	2,046
INVESTING ACTIVITIES
Business acquisition	0	(16,673)
Purchase of equipment and fixtures	(472)	(463)
Purchase of short-term investments	0	(125)
Proceeds from sale of short-term investments	0	67

NET CASH USED IN INVESTING ACTIVITIES	(472)	(17,195)
FINANCING ACTIVITIES
Issuance of common stock	113	73
Repurchase of common stock	0	(22)
(Repayment) borrowing on bank credit facility-net	(2,130)	15,679
Principal payments on capital lease obligations	(24)	0

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,041)	15,731
EFFECT OF EXCHANGE RATE CHANGES ON CASH	77	(48)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(520)	534
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,718	592

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,198	$1,126

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